UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (D) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 12, 2004

JED Oil Inc.

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	333-111435 (Commission File Number)	n/a (IRS employer identification no.)
Suite 2600, 500 – 4th Avenue S.W. Calgary, Alberta, Canada	T2P 2V6
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(403) 537-3250
(403) 294-1197 (fax)

Item 2.01    Completion of Acquisition or Disposition of Assets

On August 12, 2004 we issued a press release which is attached as exhibit 9.1 announcing that we are participating in the formation of JMG Exploration, Inc. (JMG), a U.S. exploration company. Participation in JMG will provide JED with additional development opportunities which supplement the ongoing acquisition efforts of Enterra. It is anticipated that JMG will be active in both the U.S. and Canada. JED has agreed to invest $1,000,000 and has negotiated a right for JED shareholders to purchase up to 75% of JMG. JED will be represented with two seats on the five member JMG Board of Directors. Subject to regulatory approvals, JED shareholders will receive a transferable right to purchase one unit for every five shares of JED owned as of a record date to be established. The $4.00 unit will consist of one share of JMG common stock and one warrant to acquire an additional share at $4.25 per share. The warrants will have a one-year term. JMG plans to file a registration statement and prospectuses with the applicable regulatory agencies in September 2004 registering the rights and underlying common stock and warrants. It is expected that the rights, common stock and warrants will trade independently. By way of example, if a JED shareholder owns 1,000 shares, that shareholder would be entitled to receive 200 units consisting of 200 common shares of JMG and 200 warrants entitling the holder to purchase one share of JMG at $4.25 within one year from the effective date of the registration statement. The unit price offered to JED shareholders is the same price offered to all other JMG shareholders. The record date for the rights offering will be set as soon as possible.

Item 2.02    Results of Operations and Financial Condition

On August 12, 2004 we issued a press release which is attached as exhibit 9.1 announcing our results of operations for the quarter and six month period ended June 30, 2004.

Item 8.01    Other Events

In conjunction with the investment in JMG Exploration, JED will distribute to its shareholders rights to participate in the JMG investment directly and on the same terms.  See item 2.01.

Item 9.01    Financial Statements and Exhibits

(c) Exhibits
Exhibit No.	Description
9.1	Press release issued August 12, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2004	JED Oil Inc. (Registrant)
/s/ Bruce A. Stewart
Bruce A. Stewart Chief Financial Officer (Principal Financial and Accounting Officer)